Exhibit 14.1

DAY ONE BIOPHARMACEUTICALS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

THIS POLICY WAS APPROVED BY THE BOARD ON DECEMBER 7, 2023

PURPOSE

Our integrity and professionalism have been the cornerstone of our business. In all that we do Day One Biopharmaceuticals, Inc. (the “Company”) supports and upholds a set of core values and principles. The success of our business depends on each of us understanding these values and principles and continuously demonstrating the uncompromising integrity that is the foundation of our company.

Each of us has a responsibility to act with integrity – both in terms of how we treat each other, and in terms of how we run our business. This Code of Business Conduct and Ethics (“Code”) is intended to serve as a guide to help you answer potential legal and ethical questions that may arise. However, no policy can address or anticipate every situation you might face. If you have a question about any course of conduct, consult your supervisor or our Chief Compliance Officer before proceeding.

As our Code establishes our policy framework, all our employees, directors and officers are required to read and comply with our Code. Please note that the Company has additional policies that cover other specific topics that you should also read and familiarize yourself with.

PERSONS COVERED BY THIS POLICY

This Code applies to our employees, contractors, consultants, agents, representatives, officers and members of our Board of Directors (“Board”).

MAKING THE RIGHT DECISION

In evaluating your conduct, it is useful to ask the following questions:

•	Purpose

•	Why am I doing this?

•	Is it legal? Even if it is legal, is it the right thing to do?

•	Process

•	Did I follow the right steps?

•	Did I consult the right experts or stakeholders?

•	Perception

•	How would this look to our regulators, employees, collaborators, vendors, patient community, physician community, scientific community or the media?

•	How would this look in three to four years in the future?

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If you ever are in an uncomfortable situation or have any doubt about whether a situation is consistent with our ethical standards or complies with the law, please seek help from your manager or our Chief Compliance Officer. If you would like to remain anonymous, please refer to our Whistleblower Policy and the “Reporting Concerns” section below on how to report a situation or seek help anonymously.

DOING OUR JOBS WITH INTEGRITY

The Company expects each of you to strive for excellence and work with integrity in all you do. It is unacceptable to cut ethical or legal corners for any reason.

HONEST AND ETHICAL CONDUCT

Conflicts of Interest

You must act within guidelines that prohibit real and potential conflicts of interest with your role at the Company. Generally, conflicts of interest are situations that divide your loyalty between the Company, on the one hand, and your own personal interests, on the other. Determining whether a conflict of interest exists is not always easy to do. Even the appearance of a conflict of interest could create a problem. Before engaging in any activity, transaction or relationship that might give rise to an actual or perceived conflict of interest, you must first notify your manager or our Chief Compliance Officer or, if you are a Board member, to the Chair of the Audit Committee of the Board (“Audit Committee”), and then receive written approval to engage in the activity, transaction and/or relationship.

The following are examples of types of situations that could present potential conflicts of interest and should be disclosed:

•	Hiring Related Parties: Hiring or supervising family members or others with whom you have a close, personal relationship

•	Business Transactions with Related Parties: Awarding Company business to a company owned or controlled by an employee of the Company or a member of his or her family

•	Board or Advisory Service: Serving as a board member or advisor for an outside company or organization

•	Investments: Owning or having a substantial interest in a competitor, supplier, contractor or collaborator

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Gifts: Accepting gifts, discounts, favors or services from someone from the medical community, a vendor or supplier, a contract research organization (“CRO”), a regulator, a collaborator or a competitor, unless equally available to all Company employees

•	Interested Party Transactions: Taking personal advantage of the Company’s business opportunities.

•	Company Loans: Receiving a loan or guarantee from the Company benefitting you or your family member.

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You must always get approval from our Chief Compliance Officer before participating in any transaction that could result in a potential conflict of interest or the appearance of a conflict of interest. Conflicts of interest are fact specific. For example, you may accept an approved gift from a vendor, but if you then decide to do business with that vendor without evaluating others, there could be a potential conflict of interest. When in doubt about any potential conflict of interest, contact our Chief Compliance Officer.

Outside Employment

You may not engage in any outside employment in which you work or consult for a competitor or potential competitor. You also may not engage in any outside employment that would interfere with your job performance or responsibilities. You must inform your manager, as well as our Chief Compliance Officer, before you take on any outside employment that might cause a potential conflict.

Personal Relationships

Being in a personal relationship (e.g., dating, living together, etc.) with another employee (regular or temporary/contingent), applicant or contractor can possibly create a conflict of interest if that relationship might affect your judgment or appear to impact your judgment. If you have questions, our Chief Compliance Officer can help. A personal relationship between a supervisor and an employee who is a direct report to the supervisor, or over whom the supervisor has the ability to influence the terms and conditions of employment, must in all circumstances be disclosed immediately to the Chief Compliance Officer.

Business with Related Parties

You should avoid conducting any Company business with a relative or significant other, or with a business with which you, a relative or significant other is significantly associated. A potential conflict of interest can arise if you direct business from the Company to these types of related parties. To prevent a conflict of interest, employees directing business to or from the Company should discuss the situation with their manager and remove themselves from the decision-making process.

Even if a related-party transaction appears to be in the Company’s best interests, you must first fully disclose the transaction to our Chief Compliance Officer before engaging in that transaction. If you discover after the fact that we have done business with a related party, you must promptly report it to our Chief Compliance Officer, who will refer the matter for approval from our Audit Committee. Please also refer to our Related-Party Transactions Policy for more information.

Outside Advisory or Board Service

You must obtain approval from our Chief Compliance Officer for certain outside activities that could present an actual or potential conflict of interest with your professional responsibilities at the Company. For example, serving on advisory boards or boards of directors, or being appointed to industry groups, may present actual or potential conflicts. Board members must notify our Chief Compliance Officer either in advance of, or promptly after, accepting a new board directorship. Employees must disclose to their manager, in advance, outside activities that may or will impact the employee’s ability to perform the essential functions of their position at the expected level.

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Investments and Business Interests

If you, a relative or a member of your household (including a roommate) are considering investing in one of our vendors, suppliers, collaborators, competitors, or other third parties with whom we conduct business, take great care to make sure that the investment does not compromise your obligations as our employee.

Things to consider in determining whether there is a real or seeming conflict:

•	The size and nature of your investment;

•	Your ability to influence the Company’s decision;

•	Your access to our confidential information; and

•	The nature of the relationship between us and the other company.

Meals, Gifts, and Entertainment

Building strong relationships and socializing with the medical community, patient communities, vendors, suppliers, CROs, clinical trial investigators, regulators and collaborators is an integral part of building important business relationships. However, interactions with healthcare professionals and institutions are heavily regulated and subject to complex disclosure requirements.

As a consequence, please refer to our policies for guidance on providing anything of value (e.g., meals, gifts, and the like) to a healthcare professional or institution (i.e., Meals and Educational Items Policy).

For all other interactions (other than with a healthcare professional or healthcare institution), good judgment should be exercised in providing business meals and entertainment or inexpensive gifts, so that all such conduct is consistent with customary and prudent business practices. Please do not solicit or request any gift and do not give or accept any gift that would affect or influence, or give the appearance of affecting or influencing, the business relationship at hand or your judgment in carrying out your duties and responsibilities for the Company. You may never use personal funds or resources to do something that cannot be done with Company resources, and you also are not allowed to lower the value of a gift by absorbing a portion of the cost yourself.

In addition, you should avoid any actions that create a perception that the Company sought or received favorable treatment from other entities or people in exchange for business courtesies such as gifts, gratuities, meals, refreshments, entertainment or other benefits. On occasion, you may be offered a gift, travel, or other compensation by someone in connection with the work you do here at the Company. A good rule of thumb to use in considering whether to accept the gift is whether you would be comfortable telling your manager about the gift or having your acceptance of it known by the public.

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Corporate Opportunities

You may not take advantage of any opportunities discovered through your job with the Company for personal gain, or for the personal gain of a roommate, close friend, relative or significant other, unless the opportunity is disclosed to and pre-approved by our Chief Compliance Officer. These opportunities include, among others, the Company’s sales and other business development opportunities, inventing products and writing books.

Loans

Under SEC rules, we are not allowed to provide loans (or guarantee loans) to our executive officers and directors or their family members. The Compensation Committee of the Board must approve any Company loan to any other service provider.

COMPLYING WITH THE LAW

Everyone at the Company is expected to comply with the law. Laws can be complex and at times, even counterintuitive. Although it’s impossible to know all aspects of every law, you should understand the major laws, rules and regulations that apply to your work. You should consult with our Chief Compliance Officer if you are unsure or have any questions or concerns related to your work. A few specific areas of legal compliance are discussed in greater detail below.

Insider Trading

Because we believe firmly in transparency and trust across the organization, you may find yourself in possession of inside information. The definition of inside information is any material nonpublic information, positive or negative, about the Company or other organizations with which we work. For a definition of “material non-public information,” please see the Company’s Insider Trading Policy. Remember that we also may possess confidential information about our suppliers, vendors, collaborators, competitors or other third parties. It is equally important that we treat this information with the same care that we treat our own.

The bottom line is that we never buy or sell securities based on inside information, nor do we tip-off others to do so. It doesn’t matter how we learned the information — using material nonpublic information to trade securities is never acceptable. Doing so violates the law and the trust we have built with our fellow employees, and with our suppliers, vendors, collaborators and investors, and others.

To learn more, please review our Insider Trading Policy, which explains how you lawfully can trade in our stock, as well as our trading windows, blackout periods and trading plans.

No Bribery or Corruption

All forms of bribery and corruption are prohibited. We will not tolerate bribery or corruption in any form or for any purpose. There is no potential benefit that can justify damaging our integrity and reputation or the trust others place in us.

All persons subject to this Code must comply fully with the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act (UKBA), and other applicable laws that prohibit bribery and corruption. Many of these laws are very broad and apply to both government and private or commercial bribery and corruption.

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You are responsible for ensuring that you understand the applicable laws and our Anti- Corruption Policy. If you have a question regarding any gift, entertainment or other expense, consult with our Chief Compliance Officer before you incur or authorize the expense.

Fair Dealing

You should endeavor to deal honestly, ethically, and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive, or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Gathering information about our competitors, often called competitive intelligence, is a legitimate business practice. It helps us stay competitive. However, we must always obtain business intelligence appropriately from legitimate sources. You must not steal or unlawfully use the information, material, products, intellectual property or proprietary or confidential information of others, including that of business partners and collaborators. These rules also apply to consultants, vendors and other partners we retain.

Patient Safety, Product Quality, Adverse Event Reporting

You must ask questions or report concerns regarding product quality or safety, including concerns related to research and development activities or good manufacturing practices to our Chief Compliance Officer. Additionally, you must promptly report any adverse events of which you become aware, regardless of how, where or when you learned the information.

Clinical Trials

We comply with all laws and regulations related to the conduct of clinical trials. We also disclose and communicate our scientific data and results in a timely and accurate manner, including listing clinical trial protocols on the www.ClinicalTrials.gov website. It is important that the information you disclose, and review is accurate. If you become aware of any inaccuracies or other factors that could make the disclosed information misleading, please notify your manager or our Chief Compliance Officer immediately. Similarly, if you become aware of any misconduct or non- compliance with applicable laws occurring in connection with any of our studies or trials, please notify your manager or our Chief Compliance Officer.

Regulatory Compliance

We operate in a highly regulated environment. The agencies that regulate our business include the FDA, the U.S. Securities and Exchange Commission (“SEC”) and many other federal, state and local agencies. You must comply with the regulatory requirements of these agencies to the extent applicable to our activities, and you are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings, and requesting information. Please immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to our Chief Compliance Officer (see “Reporting Concerns” section, below).

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Healthcare Laws

Healthcare laws govern our interactions with patients, healthcare professionals, institutions, payors, the government, and various other stakeholders. Although these laws can be complex, we have developed a compliance program aimed at preventing, detecting and deterring non-compliance, which fundamentally endorses a set of principles that require us to:

•	Conduct ourselves in a way that benefits patients and enhances the quality of healthcare services while not obstructing the provision of medical advice or services by healthcare professionals;

•	Present and promote our medicines in a manner that is truthful and not misleading, medically accurate, and fair and balanced in terms of safety and efficacy;

•	Ensure that medical decision-making remains free from improper influence, including activities like kickbacks and bribery; and

•	Safeguard healthcare programs against fraud and abuse.

Privacy Laws

Protecting the privacy and security of personal information is a growing global concern. Many countries are enacting or strengthening privacy laws that govern the use of personal information and are holding violators accountable. In addition, disclosing confidential medical information is strictly prohibited by law in most countries. During the regular course of business, you may need to view a person’s medical records or other personal medical information. You are strictly prohibited from disclosing this information other than in the narrowest way required to perform your job responsibilities.

We are accountable for protecting personal information and for processing it only within the boundaries of applicable law. You must help protect the privacy of personal information, including personal health information, by following these principles:

•	Comply with applicable laws and regulations of the jurisdictions where data subjects reside and/or in which personal information is collected and used

•	Collect and use the minimum amount of personal information necessary to achieve legitimate business purposes and keep the information only as long as necessary to achieve those purposes

•	Share personal information only with individuals who have a legitimate need for it and will protect it properly

•	Follow our policies and guidelines for collecting, handling and destroying personal information

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FINANCIAL MATTERS AND BUSINESS PRACTICES

You are expected to act responsibly and exercise sound judgment with respect to our finances and financial reporting. Investors rely on accurate and fair financial and business information to understand our financial results and make informed decisions. You may execute financial transactions only with authorization and in compliance with our policies. You also are expected to record and report all financial transactions and business information honestly and accurately, to comply with our system of internal controls and to follow applicable laws, regulations and accounting practices.

We regularly file reports and other documents with regulatory authorities, including the SEC. In addition, we may make other public communications, such as press releases, from time to time.

Depending upon your position with the Company, you may be called upon to provide information to help ensure that our public reports and communications are complete, fair, accurate and understandable. You are expected to use all reasonable efforts to provide complete, accurate, objective, relevant, timely and understandable answers to inquiries related to our public disclosures. Employees involved in preparing public reports and communications must use all reasonable efforts to comply with our disclosure controls and procedures.

If you believe that any disclosure is materially misleading or if you become aware of any material information that you believe should be disclosed to the public, it is your responsibility to bring this information to the attention of our Chief Compliance Officer. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should follow the procedures set forth in the “Reporting Concerns” section below.

SEC Reporting and Financial Statement Preparation

Our periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. If you contribute in any way to the preparation or verification of our financial statements and other financial information, you must ensure that our books, records and accounts are accurately maintained. You must also cooperate fully with our finance department, as well as our independent public accountants and counsel. If you are involved in the preparation of our SEC reports or financial statements, you must:

•	Be familiar with and comply with our disclosure controls and procedures and our internal control over financial reporting.

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Take all necessary steps to ensure that all filings with the SEC and all other public communications about our financial and business condition provide full, fair, accurate, timely and understandable disclosure.

Quarterly Compliance Certifications

Depending on your position here at the Company, we may ask you to certify your knowledge of various facts each quarter. We rely on certifications to record transactions, make legal and accounting determinations and comply with laws. If you do not provide a certification or complete a certification completely, honestly and accurately, you may be in violation of this Code. This will result in disciplinary action up to and including termination of your service with the Company.

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Business Expenses

You are expected to incur business expenses wisely. When you submit an expense for reimbursement or spend money on our behalf, you must make sure that the cost is reasonable, directly related to our business, supported by appropriate documentation and in compliance with our policies. Always submit expense reports in a timely manner, record the business purpose and relevant details, and comply with all submission requirements. If you are uncertain about whether you should spend money or submit an expense for reimbursement, check with your manager. Managers are responsible for all money spent and expenses incurred by their direct reports and should carefully review such expenses and supporting receipts before approving.

Money-laundering and Third-party Payments

We are committed to complying fully with all anti money-laundering and antiterrorism laws throughout the world. Money-laundering occurs when individuals or organizations attempt to conceal illicit funds or make such funds look legitimate. If you are requesting payments to vendors or potential vendors, or are monitoring payments we receive, you must flag suspicious activity. The following examples may be indications of potential money-laundering:

•	Attempts to make large cash payments

•	Payments by or to someone who is not a party to the relevant contract

•	Requests to pay more than provided for in the relevant contract

•	Payments made in currencies other than those specified in the relevant contract

•	Payments from an unusual, non-business account

USING AND PROTECTING OUR ASSETS, SYSTEMS AND FACILITIES

Access to Our Offices

Each Company office has policies to ensure the security and confidentiality of our communications, protect our assets from theft, misuse or destruction and keep you and any guests safe. All employees are responsible for complying with these policies and with all related systems.

Computers and Other Equipment

You must care for any equipment provided by the Company (such as your laptop computer) and use it responsibly for business purposes. You may make limited personal use of our equipment, provided such use does not interfere with our business or violate any law or Company policy. If you use any Company equipment at a location outside of our offices, you need to take precautions to protect the equipment from loss, theft or damage. All Company equipment must be fully accessible to us and remains our property, even while in your possession. You have no right to privacy in our personal equipment (including laptop computers provided to you) or to any personal information stored on that equipment. You may not use your own equipment for Company work without advance permission from your manager and only in compliance with all policies relating to the use of such equipment.

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Software and Content

All software you use in your work for the Company must be appropriately licensed and approved. Any non-licensed software should be removed. It is against our policy to make, use or share illegal or unauthorized copies of software or other copyrighted material.

Retaining Records

Our records and information are important assets that comprise our corporate memory and contain information critical to the continuity of our business. These documents or records include not only transaction records, but other electronic records such as e-mail, voicemail, messaging apps and computer drives. You must manage business records and dispose of them only in the manner and timeframe established by our document retention policies. Please be especially cautious with records and information that are subject to a “legal hold” which may be imposed under certain circumstances such as litigation or government investigations. When there is a “legal hold” in place, you may not alter, destroy or discard documents relevant to the lawsuit, legal proceeding or investigation.

Protecting Information and Intellectual Property (IP)

The innovations you create every day are vital to our success. We expect you to understand the value of these innovations and to take appropriate steps to protect them. This means disclosing to the Company all inventions and other IP created or improved as part of your work for us, assisting with the preparation and prosecution of patent applications, protecting confidential information and avoiding the improper use of third-party confidential information or IP.

Disclosing Confidential Information About the Company and Others

We each have a responsibility to protect our Company’s confidential information, which continues even after you leave the Company. We sometimes must disclose our confidential information in the course of performing our jobs. If you need to disclose confidential information belonging to the Company, you first must follow our processes to execute an approved non-disclosure agreement (NDA) with the other party. In addition, you should not discuss sensitive matters or confidential information in public places.

If a third party has disclosed confidential information to you or the Company under an NDA, we must comply with the terms of the NDA and limit our use of the confidential information to the specific purpose for which it was intended.

You should never attempt to obtain a competitor’s confidential information improperly. This includes asking another employee to disclose confidential information they received while working at another company.

If you obtain another company’s confidential information accidentally or from an unknown source, it may be unethical or even illegal to use the information. You should immediately contact our Chief Compliance Officer to determine how to proceed.

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Requests by Regulatory Authorities

Stewardship of the data we receive from other parties, including our suppliers, vendors, collaborators and competitors, is a responsibility we embrace. All government requests for our information, documents or interviews of our employees should be referred immediately to our Chief Compliance Officer. This does not prevent you from providing information to a government or law enforcement agency if you reasonably believe that the information discloses a legal violation by us or our agents.

COMMUNICATING WITH OTHERS

We are committed to providing accurate, timely and clear disclosure in our public communications. Because any external communications can affect our business, you must be thoughtful and conscientious about what you say and write in public on the Company’s behalf. In general, only people who have been specifically authorized may speak on behalf of the Company without prior approval. If you are approached by anyone such as a member of the press, analyst, or current or potential investor of the Company, please refer the individual to our Chief Executive Officer or our Chief Financial Officer. For additional information, please refer to our Corporate Communications Policy.

A PLACE WHERE YOU CAN DO YOUR BEST WORK

We are committed to fostering an environment where ALL people are welcome and supported. We respect and value different experiences and viewpoints. We always act respectfully toward one another and embrace diversity of people and ideas. Having a diverse workforce made up of team members who bring a wide variety of skills, abilities, experiences and perspectives is essential to our success. Creativity and innovation flourish in an environment of openness, inclusion and mutual respect.

Authenticity and Inclusion

We are more productive, more creative and happier when each of us can be our authentic self. We act as a team that embraces different perspectives, seeks innovation from everywhere, and enables our colleagues, our customers and our communities to change the world. We value groundbreaking thinking and new ways of approaching problems—and we know that to solve the most complex problems, we need to attract the most creative, innovative and committed people from across the globe.

Fair Employment Practices

We are committed to providing equal employment opportunities for all applicants and employees. We do not unlawfully discriminate in employment opportunities (such as hiring or promotions) or practices (such as discipline, compensation or benefits) on the basis of any protected characteristic, including race, color, religion, sex, gender identity or expression, transgender status, genetics, marital or veteran status, age, national origin, ancestry, physical disability (including HIV/AIDS), mental disability, medical condition, pregnancy or child-birth (including breast-feeding), sexual orientation or any other characteristic protected by law. Additionally, every Company employee has a right to a work environment free from unlawful harassment. Harassment can include any behavior (verbal, visual or physical) that creates an intimidating, offensive, abusive or hostile work environment.

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We will promptly address reports of discrimination or harassment. If you believe you’ve observed or been subjected to discrimination or harassment in violation of our policies, you should immediately contact your manager, Human Resources, our Chief Compliance Officer, or any manager with whom you feel comfortable. If you conclude that you can only report these violations anonymously, please follow the procedures described below in the “Reporting Concerns” section. We will not retaliate against any employee for bringing a complaint in good faith or participating in any investigation in good faith and we will not tolerate retaliation by others. You should report any concerns about retaliation immediately. See “No Retaliation” below.

Safety and Security

We expect you to treat others fairly and with respect, and to be professional at all times. We promote and provide a work environment free of violence, and we are committed to the safety and security of our employees and property. We will not tolerate threats of violence, acts of aggression, intimidation or hostility. You may not possess firearms, other weapons, explosive devices or dangerous substances or materials in the workplace. Any potentially dangerous situation must be reported immediately to our Chief Compliance Officer.

Cooperating with Investigations

We will conduct investigations of all alleged or actual violations of our policies, procedures and laws, rules and regulations in accordance with our Whistleblower Policy and Internal Investigations Procedure. All persons subject to this Code are required to cooperate with any Company investigation.

Penalties for Violations of Company Policies

You are expected to be familiar with and comply with all Company policies. If you have a question regarding any course of conduct, consult your supervisor or the Chief Compliance Officer before moving forward. Those who violate our policies are subject to disciplinary action up to and including termination of employment. Examples of misconduct that may result in disciplinary measures includes:

•	Violating any Company policy;

•	Failing to report known or suspected violations of any Company policy;

•	Failure to cooperate in a Company investigation into possible violations of Company policies; and

•	Engaging in retaliation.

REPORTING CONCERNS

If you have a concern about actual or possible violations of this Code or any of our policies, you are required to report it promptly. You may raise any concern orally or in writing through several channels. Use the channel that is most comfortable for you. Your supervisor or Human Resources are often in the best position to resolve a concern quickly. However, you can always report a concern to the next level of management or anonymously. Consult the process set forth in our Whistleblower Policy for additional ways to report concerns.

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NO RETALIATION

We will not tolerate retaliation against any person raising a concern or participating in any investigation in good faith.

CHANGES TO THIS CODE

Our Board reserves the right in its sole discretion to modify or grant waivers to this Code. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations.

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